As filed with the Securities and Exchange Commission on June 9, 2021
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
PAR TECHNOLOGY CORPORATION
(Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation or organization)	16-1434688 (I.R.S. Employer Identification Number)
PAR Technology Park
8383 Seneca Turnpike
New Hartford, New York 13413
(315) 738-0600
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Savneet Singh
Chief Executive Officer
PAR Technology Park
8383 Seneca Turnpike
New Hartford, New York 13413
(315) 738-0600
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Boris Dolgonos Gibson, Dunn & Crutcher LLP 200 Park Avenue New York, New York 10166 (212) 351-4000	Cathy King Vice President, General Counsel & Corporate Secretary PAR Technology Park 8383 Seneca Turnpike New Hartford, New York 13413 (315) 738-0600
Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities To Be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.02 par value per share	152,180(2)	$65.18(3)	$9,919,092.40	$1,082.18
(1)
The shares of common stock will be offered for resale by the selling stockholders named herein pursuant to the prospectus contained herein. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers such additional number of shares of common stock issuable upon stock splits, stock dividends, reclassifications, recapitalizations, combinations or similar events, with respect to the shares of common stock being registered pursuant to this registration statement.

(2)
Consists of 152,180 shares of common stock being newly registered for resale by selling stockholders. In addition, pursuant to Rule 429 under the Securities Act and as further described below under the heading “Statement Pursuant to Rule 429(b),” this registration statement also relates to, and this amount does not include, 1,321,782 shares of common stock previously registered under the registrant’s registration statement on Form S-3 filed by the registrant on April 12, 2021 (File No. 333-255183) (the “Prior Registration Statement”), which was declared effective on April 19, 2021.

(3)
Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(c) under the Securities Act. The proposed maximum offering price per share and proposed maximum aggregate offering price are based upon the average of the high $66.54 and low $63.82 sales prices of the registrant’s common stock on June 3, 2021, as reported on the New York Stock Exchange.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to such section 8(a) may determine.

STATEMENT PURSUANT TO RULE 429(b)
The registrant is filing a single prospectus in this registration statement pursuant to Rule 429 under the Securities Act to satisfy the requirements of the Securities Act and the rules and regulations thereunder for this offering and the offering of up to 1,321,782 shares of common stock registered on the Prior Registration Statement. Pursuant to Rule 429, the prospectus included in this registration statement relates to: (i) the resale of up to 1,321,782 shares of the registrant’s common stock previously registered for resale by certain named selling stockholders under the Prior Registration Statement, and (ii) the resale of up to 152,180 shares of the registrant’s common stock by certain other named selling stockholders identified in this registration statement. The combined prospectus in this registration statement, which is a new registration statement, also constitutes a post-effective amendment to the Prior Registration Statement. Such post-effective amendment shall hereafter become effective concurrently with the effectiveness of this registration statement and in accordance with Section 8(c) of, and Rule 429 under, the Securities Act.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED JUNE 9, 2021
PROSPECTUS
PAR Technology Corporation
1,473,962 Shares of
Common Stock
This prospectus covers the offer and resale by the selling stockholders identified in this prospectus of up to an aggregate of 1,473,962 shares of our common stock. We issued the common stock to the selling stockholders as a portion of the purchase price consideration under the Agreement and Plan of Merger dated April 8, 2021 (the “Merger Agreement”) entered into by us, ParTech, Inc. (“ParTech”), our wholly owned subsidiary, Sliver Merger Sub, Inc. (“Merger Sub”), a wholly owned subsidiary of ParTech, Punchh Inc. (“Punchh”) and Fortis Advisors LLC, solely in its capacity as the initial stockholder representative. Pursuant to the Merger Agreement, Merger Sub merged with and into Punchh (the “Merger”), with Punchh surviving the Merger and becoming our wholly owned subsidiary. We are registering the shares on behalf of the selling stockholders pursuant to the Merger Agreement.
We are not offering or selling any shares of common stock under this prospectus and we will not receive any proceeds from the sale of the common stock by the selling stockholders.
The selling stockholders may offer and sell the shares of common stock at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, or at varying prices determined at the time of sale or at negotiated prices. The selling stockholders may sell the shares to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders, the purchasers of the shares, or both.
We are paying the cost of registering the shares of common stock covered by this prospectus as well as various related expenses. We provide more information about how the selling stockholders may sell or otherwise dispose of their shares of common stock in the section titled “Plan of Distribution” on page 16. The selling stockholders are responsible for all selling commissions, transfer taxes and other costs related to the offer and sale of their shares.
Our common stock is listed on the New York Stock Exchange under the symbol “PAR.” The last reported sales price of our common stock on June 8, 2021 was $67.69 per share.
Investing in our common stock involves a high degree of risk. Please read “Risk Factors” on page 7 of this prospectus as well as the risk factors and other information contained in the applicable prospectus supplement, any related free writing prospectus, and in the documents we incorporate by reference into this prospectus or applicable prospectus supplement. See “Where You Can Find More Information.”
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
Prospectus dated    , 2021

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the selling stockholders named in this prospectus may offer and sell the common stock described in this prospectus in one or more offerings. Any accompanying prospectus supplement or any related free writing prospectus may also add, update or change information contained in this prospectus or in any documents incorporated by reference into this prospectus. If the information varies between this prospectus and the accompanying prospectus supplement, you should rely on the information in the accompanying prospectus supplement. You should read this prospectus, any accompanying prospectus supplement and any related free writing prospectus, together with the information incorporated herein by reference as described under the heading “Where You Can Find More Information,” before investing in the common stock offered.
You should rely only on the information contained in or incorporated by reference into this prospectus, any accompanying prospectus supplement and any applicable free writing prospectus. Neither we nor the selling stockholders have authorized anyone to provide you with different information. This document may only be used where it is legal to sell our common stock. You should not assume that the information contained in this prospectus, any prospectus supplement, any applicable free writing prospectus or the documents incorporated by reference, is accurate as of any date other than the dates of those documents regardless of the time of delivery of this prospectus or prospectus supplement or any sale of the common stock.
For investors outside the United States: Neither we nor the selling stockholders have done anything that would permit this offering, or possession or distribution of this prospectus, any prospectus supplement or free writing prospectus, in any jurisdiction where action for that purpose is required other than in the United States. Persons outside the United States who come into possession of this prospectus, any applicable prospectus supplement or free writing prospectus must inform themselves about, and observe any restrictions relating to, the offering of the common stock and the distribution of this prospectus outside of the United States.
In this prospectus, unless expressly indicated or the context otherwise requires, references to “PAR,” “we,” “us,” “our” and “the Company” refer to PAR Technology Corporation, a Delaware corporation, and its consolidated subsidiaries.
All references to “this prospectus” refer to this prospectus and any applicable prospectus supplement, including the documents incorporated by reference herein and therein, unless the context otherwise requires.
WHERE YOU CAN FIND MORE INFORMATION
Available Information
We are subject to the information and periodic and current reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith, we file periodic and current reports, proxy statements and other information with the SEC. Such materials may also be accessed electronically by means of the SEC’s website at www.sec.gov.
We also furnish our stockholders with annual reports containing our consolidated financial statements audited by our independent registered public accounting firm and quarterly reports containing our unaudited consolidated financial information. You may access our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statements on Schedule 14A and amendments or supplements to those reports and statements, filed with the SEC, free of charge at our website www.partech.com/about-us/investor-relations/ as soon as reasonably practicable after we electronically file such material with the SEC. Information contained in or accessible through our website does not constitute a part of this prospectus.

Incorporation of Certain Information by Reference
The SEC allows us to “incorporate by reference” information into this prospectus that we file with the SEC, which means we can disclose important information to you by referring you to documents filed separately with the SEC. The documents incorporated by reference are a part of this prospectus and contain important information that you should read to understand the nature of any investment by you in our common stock. We are incorporating by reference the documents listed below:
•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as filed with the SEC on March 16, 2021;
•
the portions of our Definitive Proxy Statement for the 2021 Annual Meeting of Stockholders, as filed with the SEC on April 19, 2021, that are incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2020;

•	our Quarterly report on Form 10-Q for the three months ended March 31, 2021, as filed with the SEC on May 10, 2021;
•	our Current Reports on Form 8-K or Form 8-K/A as filed with the SEC on February 17, 2021, March 8, 2021, March 8, 2021, April 8, 2021, April 12, 2021 and June 8, 2021; and
•
the description of our common stock included in our registration statement on Form 8-B (File No. 001-35987) filed on August 23, 1993, pursuant the Exchange Act, as updated by Exhibit 4.4 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed with the SEC on March 16, 2021 and including any amendments and reports filed for the purpose of updating such description.

We also incorporate by reference into this prospectus all documents (other than Current Reports on Form 8-K furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) that are filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of the registration statement of which this prospectus forms a part. These documents include our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Proxy Statements on Schedule 14A filed with the SEC.
We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits that are specifically incorporated by reference into such documents. You should direct any requests for documents to:
PAR Technology Corporation
Attention: Vice President, Business Development
PAR Technology Park
8383 Seneca Turnpike
New Hartford, New York 13413
(315) 738-0600
Any statement contained in this prospectus or contained in a document incorporated or deemed to be incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is incorporated or deemed to be incorporated by reference modifies or replaces such statement. Any statement so modified shall not be deemed to constitute part of this prospectus except in its modified form and any statement so superseded shall not be deemed to constitute a part of this prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the information incorporated by reference in this prospectus contain certain “forward-looking statements” within the meaning of Section 21E of the Exchange Act, Section 27A of the Securities Act and the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical in nature, but rather are predictive of our future operations, financial condition, financial results, business strategies and prospects. Forward-looking statements are generally identified by words such as “anticipate,” “believe,” “belief,” “continue,” “could,” “expect,” “estimate,” “intend,” “may,” “opportunity,” “plan,” “should,” “will,” “would,” “will likely result,” and similar expressions. Forward-looking statements are based on management’s current expectations and assumptions that are subject to risks and uncertainties, many of which are beyond our control, which could cause our actual results to differ materially from those expressed in or implied by forward-looking statements contained herein and in the documents incorporated by reference. Factors that could cause or contribute to such differences include but are not limited to: the impact of the COVID-19 pandemic on our business, operations and financial results. While we have taken and continue to take precautionary measures intended to minimize the impact of COVID-19 to our employees and to our business, there can be no assurances that these actions are sufficient and that additional actions will not be required. Factors that have adversely affected and may continue to adversely affect, and that could subsequently adversely affect, our business, operations and financial results due to the COVID-19 pandemic include: customer store closures; significant reductions or volatility in demand for our products and services; shortages of hardware materials and components, shipping delays and increased costs; canceled or delayed store implementations, decreased product adoptions and bookings; reduced or delayed software or hardware deployments and a reprioritization of investments in technology or point-of-sale infrastructure; delayed or payment defaults by customers; our ability to be agile in the execution of our business and strategies and our management of business continuity risks, including increased exposure to potential cybersecurity breaches and attacks, disruptions or delays in product assembly and fulfillment, and limitations on our selling and marketing efforts; our ability to successfully attract, hire and retain necessary qualified employees to develop and expand our business; and the possible impairment of goodwill and other intangible assets in the event of a significant decline in our financial performance. The extent to which the COVID-19 pandemic will continue to impact our business, operations, and financial results is uncertain and cannot be predicted, and there can be no assurance that the COVID-19 pandemic will not continue to have a material and adverse effect on our business, operations and financial results during any quarter or year in which we are affected. Other factors, risks, trends and uncertainties that could cause our actual results to differ materially from those expressed in or implied by forward-looking statements contained herein and in the documents incorporated by reference are described in our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as applicable, as well as our other filings with the SEC and the other information included or incorporated by reference in this prospectus and any accompanying prospectus supplement. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities law.
You should be aware that the occurrence of any of the events discussed under the heading “Risk Factors” in any applicable prospectus supplement and any documents incorporated by reference herein or therein could substantially harm our business, operations, financial condition, financial results and prospects, and that if any of these events occur, it could adversely affect the value of an investment in our common stock. Market data and certain other statistical information used throughout this prospectus or incorporated by reference herein are based on independent industry publications, governmental publications, reports by market research firms or other independent sources. Some data are also based on our good faith estimates. Although we believe these third-party sources are reliable, we have not independently verified the information attributed to these third-party sources and cannot guarantee its accuracy and completeness. Similarly, our estimates have not been verified by any independent source.
You should read this prospectus, any accompanying prospectus supplement and the information incorporated by reference herein and therein completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all forward-looking statements by these cautionary statements.

Given these uncertainties, you should not place undue reliance on forward-looking statements, which speak only as of the date they were made and are not guarantees of future performance. Except as required by applicable securities law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.
ABOUT PAR TECHNOLOGY CORPORATION
Company Overview
PAR Technology Corporation, through its wholly owned subsidiaries - ParTech and PAR Government Systems Corporation - operates in two distinct reporting segments, Restaurant/Retail and Government. Our Restaurant/Retail segment provides point-of-sale (“POS”) software, hardware, back-office software and integrated technical solutions to the restaurant and retail industries. Our Government segment provides intelligence, surveillance, and reconnaissance solutions and mission systems support to the Department of Defense (“DoD”) and other Federal agencies. We derived approximately 66.7% of our total consolidated revenues from our Restaurant/Retail segment in the fiscal year ended December 31, 2020.
Restaurant/Retail Segment
We are a leading provider of POS software, systems, and services to the restaurant and retail industries. Our promise is to deliver the solutions that connect people to the restaurants, meals, and moments they love. We provide multi-unit and individual restaurants, franchisees, and enterprise customers in the three major restaurant categories: fast casual, quick serve, and table service, a fully integrated cloud solution, with our leading Brink POS cloud software and our point-of-sale hardware platforms for the front-of-house, our leading back-office cloud software - Data Central - for the back-of-house, and our wireless headsets for drive-thru order taking.
Point-of-Sale Software. Brink POS is an open solution offering customers the opportunity to integrate with third party products and in-house systems. In support of our customers need to quickly adapt to changing market conditions, we claim the largest integration ecosystem - 200+ partners across various product solution categories including: mobile/online ordering, self-ordering kiosks, loyalty programs, kitchen video systems, guest surveys, enterprise reporting, and other solutions relevant to our customers’ businesses, including our cloud-based back-office solution - Data Central. These integration capabilities enables restaurants to increase visits, customer check size, improve operational efficiency, and most importantly, position them to win in an ever changing and challenging market. As of December 31, 2020, Brink POS had an installed base of 11,722 restaurants, compared to a Brink POS installed base of 9,799 restaurants as of December 31, 2019.
PixelPoint offers an on-premise integrated software solution that includes a POS software application, a self-service ordering function, back-office management, and an enterprise level loyalty and gift card information sharing application. The PixelPoint solution is primarily sold to quick serve restaurants and independent table service restaurants through channel partners.
PAR Payment Services, our merchant services offering, which we released in the third quarter of 2020, provides restaurants with card payment processing capabilities, which we service and support. Our entry point into the payments ecosystem - PAR Pay - an EMV payments solution, was introduced in 2018; since its launch, our customers have processed approximately $1.1 billion in sales and 68 million transactions. Consistent with our bold open approach, both PAR Payment Services and PAR Pay offers restaurants various choices including payment devices, gift card programs, and payment processors.
Back-office SaaS Software. Data Central, a cloud software platform of back-office applications, leverages business intelligence and automation technologies to decrease food costs, manage labor and improve overall customer service. Data Central provides restaurants with the necessary tools to achieve peak operational and financial efficiency; it serves as the central hub of restaurant intelligence by collecting information from POS, inventory, supply, payroll and accounting systems to provide a comprehensive view of a restaurant’s operations. Data Central is mobile-friendly, providing browser level access to all store level functions.
POS Hardware. PAR EverServ POS platforms are designed to reliably operate in harsh environments associated with food service. PAR EverServ platforms are durable and highly functioning, scalable, and easily integrated-offering customers competitive performance at a cost-conscious price. Our hardware platforms are compatible with popular third-party operating systems, support a distributed processing environment and are suitable for a broad range of use and functions within the markets served.

Wireless Communications, Drive-Thru Systems. For drive-thru operations our primary solution is the G5 wireless headset. The G5’s unique modular design allows for easy in-field replacement of damaged components by the restaurant staff, allowing them to minimize downtime in the drive thru. The G5 is of particular relevance during the COVID-19 pandemic as it provides our customers with another means to deliver their products and serve their customers, even in these most uncertain times.
Services. We provide a comprehensive portfolio of services to support our customers’ technology and hardware requirements before, during and after software and/or hardware deployments. We offer complete application training to our customers’ in-store staff and provide technical training to our customers’ information systems personnel. We provide customers with installation, technical and life-cycle support for our products through support services, license and/or subscription agreements. We also offer depot repair and overnight-Advanced Exchange-services from our offices in San Diego, California, Mississauga, Ontario, and our corporate headquarters in New Hartford, New York. In North America, we offer 24-hour help desk support from our diagnostic service centers located in New Hartford, New York and Tampa, Florida, and on-site support through our field tech service network, which services the continental United States. Outside of the continental U.S., we similarly support our products by providing call center, installation, on-site, and/or depot repair services to our customers depending upon a customer’s geographic location. These services are delivered to our customers directly by us and by authorized third parties.
Punchh Inc. – Loyalty. In April 2021, we acquired Punchh Inc., a leader in customer engagement, offering customer loyalty programs, customer campaign management, and AI-powered loyalty and engagement solutions. With this acquisition, we offer our customers a unified commerce cloud platform, empowering quick service, fast casual, and table service restaurants with operational efficiencies, by combining our Brink POS cloud software for front-of-house, our Data Central back-office cloud software, our PAR Pay and PAR Payment Services and now Punchh loyalty software. Our unified commerce cloud platform is further extended with our compatible point-of-sale hardware and drive-thru solutions. Our open API also allows for integration with the world's leading restaurant technology platforms.
Government Segment
PAR’s Government segment provides technical expertise in contract development of advanced systems and software solutions for the DoD and other Federal agencies, as well as satellite, communication and IT mission systems support at a number of U.S. Government facilities both in the U.S. and worldwide. The Government segment is focused on two principal offerings, intelligence solutions and mission systems contract support, with additional revenue from a small number of licensed software products for use in analytic and operational environments that leverage geospatial intelligence data.
Recent Transactions
On April 8, 2021, PAR Technology Corporation, ParTech and Merger Sub entered into the Merger Agreement with Punchh and Fortis Advisors LLC. Pursuant to the Merger Agreement, on April 8, 2021, Merger Sub merged with and into Punchh, with Punchh surviving the Merger and becoming our wholly owned subsidiary.
In connection with the Merger, we paid former Punchh stockholders (including holders of vested options and warrants) in the aggregate approximately $390.0 million in cash, and 1,594,202 shares of our common stock (the “Share Consideration”), in each case subject to certain adjustments (including customary adjustments for Punchh cash, debt, debt-like items and net working capital at closing). At issuance, the shares of our common stock comprising the Share Consideration were not registered under the Securities Act, or other applicable securities laws; however, pursuant to the Merger Agreement, we have agreed to register the shares for resale under the Securities Act and other applicable securities laws.
In addition, at the closing of the Merger, we assumed outstanding unvested options of Punchh, which were converted into unvested options of PAR Technology Corporation. The issuance of shares of our common stock upon the exercise of unvested options held by certain Punchh employees is subject to obtaining the approval of our stockholders. Prior to obtaining such stockholder approval, such unvested options may, upon vesting, be exercised for a cash payment equal to the spread value of the option at the time of exercise.
Corporate Information
Our principal executive office is located at PAR Technology Park, 8383 Seneca Turnpike, New Hartford, New York 13413, and our telephone number is (315) 738-0600. Our website is www.partech.com. The information contained on, or that can be accessed through, our website is not part of this prospectus.

“PAR,” “Brink POS®,” “PixelPoint®,” “PAR EverServ®,” “Restaurant Magic®,” “Data Central®,” “Punchh®” and other trademarks appearing in this prospectus belong to us. This prospectus may also contain trade names and trademarks of other companies. Our use of such other companies’ trade names or trademarks is not intended to imply any endorsement or sponsorship by these companies of us or our products or services.

RISK FACTORS
You should carefully consider the risks and uncertainties described in this prospectus and any accompanying prospectus supplement, including, without limitation, the risk factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2020 and our Quarterly Report on Form 10-Q for the three months ended March 31, 2021, as such risk factors may be updated in our other filings with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, and the risk factors described in any applicable prospectus supplement and other filings we make with the SEC from time to time, which are incorporated by reference herein, before making an investment decision pursuant to this prospectus and any accompanying prospectus supplement.
Our business, financial condition, results of operations, cash flows and prospects, and your investment in the offered securities, could be materially and adversely affected by any or all of these risks or by additional risks and uncertainties not presently known to us or that we currently deem immaterial that may adversely affect us in the future.

USE OF PROCEEDS
We will not receive any proceeds from the sale of any shares of common stock by the selling stockholders.
The selling stockholders will receive all of the net proceeds from the sale of any shares of common stock under this prospectus. The selling stockholders will pay any underwriting, broker-dealer or agent discounts, concessions and commissions and expenses incurred by the selling stockholders for accounting, tax, and legal services and any other expenses incurred by the selling stockholders in disposing of the shares of common stock, unless otherwise agreed to by us. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares of common stock covered by this prospectus.

SELLING STOCKHOLDERS
As discussed in greater detail above under the section entitled “About Par Technology Corporation—Recent Transactions—Acquisition of Punchh,” we are registering the resale of the 1,473,962 shares of common stock issued to the selling stockholders of Punchh named below to permit each of such selling stockholders to resell such shares, as set forth in the table below, in the manner contemplated under the section entitled “Plan of Distribution” in this prospectus. The shares covered by this prospectus may be offered from time to time by the selling stockholders.
The selling stockholders may sell some, all or none of their shares of common stock covered by this prospectus. We do not know how long the selling stockholders will hold their shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholders regarding the sale of any of their shares. The selling stockholders may, from time to time, sell, transfer or otherwise dispose of any or all of the shares on any stock exchange, market or trading facility on which our common stock is traded or in private transactions. As a result, we cannot estimate the number of shares of common stock covered by this prospectus each of the selling stockholders will own in the future.
The table below sets forth the number of shares of our common stock that each selling stockholder may offer pursuant to this prospectus, as well as each selling stockholder’s beneficial ownership of our common stock prior to and following their sale of shares covered by this prospectus. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or dispositive power with respect to our common stock. None of the selling stockholders currently own more than 1% of our outstanding common stock.
All information with respect to common stock ownership of the selling stockholders was furnished by each of the selling stockholders and is as of June 9, 2021. We believe, based on the information furnished to us, that each of the selling stockholders has sole voting and dispositive power with respect to all shares of common stock shown that it beneficially owns, subject to community property laws where applicable.
The information in the table below regarding shares of common stock to be beneficially owned after the offering assumes the sale of all shares being offered by the selling stockholders under this prospectus. Except as otherwise indicated in the table below, the address of each selling stockholder is c/o PAR Technology Corporation, PAR Technology Park, 8383 Seneca Turnpike, New Hartford, NY 13413.
Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to this Offering	Number of Shares of Common Stock Offered Pursuant to this Prospectus	Number of Shares Beneficially Owned After Sale of Shares	Percent of Outstanding Common Stock Beneficially Owned After Sale of Shares
2001 S&P Mehta Revocable Trust DTD 8/16/01(1)	4,874	4,874	—	—%
AB Private Credit Investors Corporation(2)	1,432	1,432	—	—%
AB Private Credit Investors Middle Market Direct Lending Fund II, L.P.(3)	1,514	1,514	—	—%
AB Private Credit Investors Middle Market Direct Lending Fund, L.P.(3)	20,599	20,599	—	—%
AB-Abbott Private Equity Investors 2019 (Delaware) Fund L.P.(3)	2,468	2,468	—	—%
Adams Street 2016 Direct/Venture Growth Fund LP(4)	7,385	7,385	—	—%
Adams Street 2017 Direct/Venture Growth Fund LP(4)	9,554	9,554	—	—%
Adams Street 2018 Direct/Venture Growth Fund LP(4)	14,268	14,268	—	—%
Adams Street 2019 Direct Growth Equity Fund LP(4)	6,633	6,633	—	—%
Adams Street Growth Equity Fund VII LP(4)	24,875	24,875	—	—%
Adams Street Venture/Growth Fund VI LP(4)	25,733	25,733	—	—%
Aditya Sanghi	15,030	15,030	—	—%
Amit Chopra	578	578	—	—%
Andrew D. Berry	245	245	—	—%
Anshul Ghiya	2,361	2,361	—	—%
Atlas Northern Advisors Inc.(5)	15,861	15,861	—	—%

Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to this Offering	Number of Shares of Common Stock Offered Pursuant to this Prospectus	Number of Shares Beneficially Owned After Sale of Shares	Percent of Outstanding Common Stock Beneficially Owned After Sale of Shares
Bursky Family investments LLC(5)	15,864	15,864	—	—%
Cervin Ventures Fund II, L.P.(6)	175,625	175,625	—	—%
Cervin Ventures II Opportunities Fund, L.P.(6)	191,585	191,585	—	—%
Chris J. McGill	2,952	2,952	—	—%
Christian Skegrud	1,230	1,230	—	—%
Christopher B. Smith	442	442	—	—%
Emilia Brad	583	583	—	—%
Ernst Katchour	1,753	1,753	—	—%
Garnett Ventures, LP(7)	32,106	32,106	—	—%
Gary Nakamura	4,224	4,224	—	—%
Gerard B. Lambert	1,711	1,711	—	—%
Goel Family Ventures I LP(8)	67,335	67,335	—	—%
Graham Langdon	8,038	8,038	—	—%
Gretchen R. McCoy	1,605	1,605	—	—%
Himanshu Patil	1,284	1,284	—	—%
Indira K. Reddy	6,421	6,421	—	—%
James H. Smith	1,789	1,789	—	—%
Jeremy Theisen	5,003	5,003	—	—%
Jitendra Gupta	117,861	117,861	—	—%
Jonathan C. Fornaci	8,708	8,708	—	—%
Kaushik Roy	295	295	—	—%
Kenneth George Kitkowski	2,508	2,508	—	—%
Kumar Ganapathy	8,542	8,542	—	—%
Kumar Ujjwal	922	922	—	—%
Machina Trading LTD(9)	3,344	3,344	—	—%
Madhavan Rangaswami	3,210	3,210	—	—%
Malavalli Revocable Trust Dated March 13, 1997(10)	67,438	67,438	—	—%
Mark Britto	10,166	10,166	—	—%
Molly Lyman (Davies)	1,279	1,279	—	—%
Nandita Sharma	4,214	4,214	—	—%
O/T Ramankutty TR FBO: Aditya Jayan U/A DTD 01/28/1999(11)	802	802	—	—%
O/T Ramankutty TR FBO: Vivek Jayan U/A DTD 01/28/1999(11)	802	802	—	—%
Parth Sudame	963	963	—	—%
Patricia A. Collins	963	963	—	—%
Prabhakar Goyal	2,767	2,767	—	—%
Praveen Pandey	565	565	—	—%
Ramankutty Living Trust U/A DTD 4/16/1998(12)	1,605	1,605	—	—%
Robert David and Sandra L. Schmaier, as community property	4,322	4,322	—	—%
Sapphire Ventures Fund III, LP(13)	271,349	271,349	—	—%
Sastry S. Penumarthy	23,078	23,078	—	—%
Satish K. Gupta	1,605	1,605	—	—%
Schechter Private Capital Fund I LLC Series N(14)	39,311	39,311	—	—%
Shah Family Grantor Retained Annuity Trust(15)	3,210	3,210	—	—%
Sharad Shankar	1,305	1,305	—	—%

Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to this Offering	Number of Shares of Common Stock Offered Pursuant to this Prospectus	Number of Shares Beneficially Owned After Sale of Shares	Percent of Outstanding Common Stock Beneficially Owned After Sale of Shares
Shirish Gadre	1,605	1,605	—	—%
Shyam Rao	74,838	74,838	—	—%
Shyam Rao and Pallavi Rao, as community property	25,642	25,642	—	—%
Suzanne A. Clarke	1,284	1,284	—	—%
Tanmoy Chowdhury	3,542	3,542	—	—%
Thanh Minh Tan	442	442	—	—%
TD Fund II, LP(16)	20,955	20,955	—	—%
TD Fund III, LP(16)	10,214	10,214	—	—%
The Datla-Alluri Family Trust(17)	21,402	21,402	—	—%
The Delivanis-Kibrick Family Trust Dated December 13, 1990(18)	3,210	3,210	—	—%
The Katchour Family 2001 Trust(19)	1,907	1,907	—	—%
The Mankoff Family Trust(20)	6,351	6,351	—	—%
The Penmetsa Family Trust ESD 05/05/2015(21)	4,279	4,279	—	—%
The Rao Family Irrevocable Trust Dated December 21, 2020(22)	21,256	21,256	—	—%
The Sardana Family Trust(23)	642	642	—	—%
Thomas C. Mullins	2,693	2,693	—	—%
Tian Lan	59	59	—	—%
Varun Poddar	2,876	2,876	—	—%
Vic Mahadevan	5,904	5,904	—	—%
Vicki L. Malherek-McCoy	1,605	1,605	—	—%
Vivek Jayan	159	159	—	—%
Warren Brian Noronha	8,118	8,118	—	—%
Yevgyeniy Gamolya	885	885	—	—%
(1)	Shamik Mehta is trustee of 2001 S&P Mehta Revocable Trust DTD 8/16/01 and may be deemed to have voting and investment power over the shares held by this trust.
(2)
AB Private Credit Investors Corporation has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended. Its investment advisor is AB Private Credit Investors LLC, an investment advisor registered under the Investment Advisers Act of 1940, as amended. The named managers of AB Private Credit Investors LLC make investment decisions on behalf of AB Private Credit Investors LLC and have the power to vote or to direct the vote of, and to dispose or to direct the disposition of, the shares held by AB Private Credit Investors Corporation. The named managers of AB Private Credit Investors LLC are J. Brent Humphries, David M. Lesser, Mark R. Manley, and Wesley Raper, each of whom disclaims beneficial ownership of such shares held by AB Private Credit Investors Corporation. The mailing address of AB Private Credit Investors Corporation is 1345 Avenue of the Americas, New York, NY 10105.

(3)
The shares owned by AB Private Credit Investors Middle Market Direct Lending Fund II, L.P., AB Private Credit Investors Middle Market Direct Lending Fund, L.P. and AB-Abbott Private Equity Investors 2019 (Delaware) Fund L.P. may be deemed to be beneficially owned by Wesley Raper, vice president of AB Private Credit Investors Middle Market Direct Lending Fund G.P. L.P., general partner of each of these entities. Wesley Raper and AB Private Credit Investors Middle Market Direct Lending Fund G.P. L.P. disclaim beneficial ownership of such shares except to the extent of their pecuniary interest therein. The mailing address of each of these entities is 1345 Avenue of the Americas, New York, NY 10105.

(4)
The shares owned by Adams Street 2016 Direct/Venture Growth Fund LP, Adams Street 2017 Direct/Venture Growth Fund LP, Adams Street 2018 Direct/Venture Growth Fund LP, Adams Street 2019 Direct Growth Equity Fund LP, Adams Street Venture/Growth Fund VI LP and Adams Street Growth Equity Fund VII LP may be deemed to be beneficially owned by Adams Street Partners, LLC, the managing member of the general partner of the general partner of each of these entities. Thomas S. Bremner, Jeffrey T. Diehl, Elisha P. Gould III, Robin P. Murray and Fred Wang, each of whom is a partner of Adams Street Partners, LLC (or a subsidiary thereof), may be deemed to have shared voting and investment power over such shares. Adams Street Partners, LLC and Thomas S. Bremner, Jeffrey T. Diehl, Elisha P. Gould III, Robin P. Murray and Fred Wang disclaim beneficial ownership of such shares except to the extent of their pecuniary interest therein. The mailing address of each of these entities is One North Wacker Dr, Suite 2700, Chicago, IL 60606.

(5)
Each of Atlas Northern Advisors Inc. and Bursky Family investments LLC is managed by Andrew M. Bursky, president, and Timothy J. Fazio, treasurer. Andrew M. Bursky and Timothy J. Fazio may be deemed to have shared voting and investment power over the shares held by each of Atlas Northern Advisors Inc. and Bursky Family investments LLC. The mailing address of each of these entities is 100 Northfield St, Greenwich, CT 06830.

(6)
Each of Cervin Ventures Fund II, L.P. and Cervin Ventures II Opportunities Fund, L.P. is managed by Cervin Ventures GP II, L.L.C., its general partner, of which Preetish Nijhawan and Neeraj Gupta are managing members with equal control and voting rights. Preetish Nijhawan and Neeraj Gupta may be deemed to have shared voting and investment power over the shares held by Cervin Ventures Fund II, L.P. and Cervin Ventures II Opportunities Fund, L.P. Cervin Ventures GP II, L.L.C., Preetish Nijhawan and Neeraj Gupta each disclaim beneficial ownership of such shares except to the extent of their pecuniary interest therein. The mailing address of each of these entities is 705 Forest Avenue, Palo Alto, CA 94301.

(7)
The general partner of Garnett Ventures, LP is Garnett Management, LLC. Terence and Katrina Garnett are managing members of Garnett Management, LLC and may be deemed to have shared voting and investment power over the shares held by Garnett Ventures, LP. The mailing address of Garnett Ventures, LP is 625 East Main St, Ste 102B-160, Aspen, CO 81611.

(8)
Goel Family Ventures I LP is managed by Gfour LLC. Prabhakar Goel, manager of Gfour LLC, may be deemed to have voting and investment power over the shares held by Goel Family Ventures I LP. Prabhakar Goel disclaims beneficial ownership of such shares. The mailing address of Goel Family Ventures I LP is 98 Ridgeview Dr, Atherton, CA 94027.

(9)
Michael Graves is the managing member and owner of Machina Trading LTD and may be deemed to have voting and investment power over the shares held by Machina Trading LTD. The mailing address of Machina Trading LTD is 275 Madison Ave, 28th Fl, New York, NY 10016.

(10)	Kumar Malavalli is trustee of Malavalli Revocable Trust Dated March 13, 1997 and may be deemed to have voting and investment power over the shares held by this trust.
(11)
Padman Ramankutty and Jayan Ramankutty are trustee and agent of the trustee, respectively, of O/T Ramankutty TR FBO: Aditya Jayan U/A DTD 01/28/1999 and O/T Ramankutty TR FBO: Vivek Jayan U/A DTD 01/28/1999 and may be deemed to have voting and investment power over the shares held by these trusts.

(12)
Jayan Ramankutty and Vibha Jayan are trustee and co-trustee, respectively, of Ramankutty Living Trust U/A DTD 4/16/1998 and may be deemed to have voting and investment power over the shares held by this trust.

(13)
The general partner of Sapphire Ventures Fund III, LP is Sapphire Ventures (GPE) III, LLC (the “GP Entity”). Nino Marakovic, Jayendra Das, David Hartwig, Douglas Higgins and Andreas Weiskam are the managing members of the GP Entity. Further, the management company of the GP Entity is Sapphire Ventures, LLC, a registered investment adviser. The managing members of the GP Entity may be deemed to share voting and investment power with respect to the shares held by Sapphire Ventures Fund III, LP. The managing members each disclaim beneficial ownership of the shares reported herein, except to the extent of his or her pecuniary interest therein. Jayendra Das, a managing member of Sapphire Ventures Fund III, LP, is a director of Punchh. The mailing address of Sapphire Ventures Fund III, LP is 3408 Hillview Ave, Palo Alto, CA 94304.

(14)
Schechter Private Capital Fund I LLC Series N is managed by Schechter Private Capital, LLC. Decisions regarding the voting or disposition of the shares held by the foregoing are made by the President of Schechter Private Capital, LLC, Marc Schechter. The mailing address of Schechter Private Capital Fund I LLC Series N is 251 Pierce St, Birmingham, MI 48009.

(15)	Bhupendra N. Shah is trustee of Shah Family Grantor Retained Annuity Trust and may be deemed to have voting and investment power over the shares held by this trust.
(16)
James Pastoriza is the managing general partner of TD Fund II, LP and TD Fund III, LP and may be deemed to share voting and investment power with respect to the shares held by TD Fund II, LP and TD Fund III, LP. The mailing address of each of these entities is 2 Wisconsin Circle, Suite 920, Chevy Chase, MD 20815.

(17)	Krishnam Raju V. Datla is trustee of The Datla-Alluri Family Trust and may be deemed to have voting and investment power over the shares held by this trust.
(18)
Constantin Delivanis and Alison Kibrick are trustees of The Delivanis-Kibrick Family Trust Dated December 13, 1990 and may be deemed to have shared voting and investment power over the shares held by this trust.

(19)	Ernst Katchour and Margarita Katchour are trustees of The Katchour Family 2001 Trust and may be deemed to have voting and investment power over the shares held by this trust.
(20)	Steven M. Mankoff is trustee of The Mankoff Family Trust and may be deemed to have voting and investment power over the shares held by this trust.
(21)
Raju S V L N Penmetsa and Venkata Roopa R Penmetsa are trustees of The Penmetsa Family Trust ESD 05/05/2015 and may be deemed to have shared voting and investment power over the shares held by this trust.

(22)	Shailini Rao Kitkowski is trustee of The Rao Family Irrevocable Trust Dated December 21, 2020 and may be deemed to have voting and investment power over the shares held by this trust.
(23)	Sanjeev Sardana is trustee of The Sardana Family Trust and may be deemed to have voting and investment power over the shares held by this trust.

DESCRIPTION OF CAPITAL STOCK
General
The following is a summary of our capital stock and provisions of our certificate of incorporation, as amended (the “Certificate of Incorporation”), our bylaws, as amended (the “Bylaws”) and certain provisions of Delaware law. This summary does not purport to be complete and is qualified in its entirety by reference to the Certificate of Incorporation and Bylaws, which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. References in this section to “the Company,” “we,” “us” and “our” refer to PAR Technology Corporation and not to its subsidiaries.
Our authorized capital stock consists of 59,000,000 shares of stock, consisting of 58,000,000 shares of common stock, par value $0.02 per share, and 1,000,000 shares of undesignated preferred stock, par value $0.02 per share.
Common Stock
As of June 6, 2021, we had 25,877,825 shares of common stock outstanding.
Holders of our common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Our directors are elected by a plurality, which means that at any meeting of stockholders for the election of directors at which a quorum is present, the holders of a plurality of the common stock are able to elect all of the directors then standing for election. Subject to the rights, if any, of the holders of any then outstanding preferred stock, holders of our common stock are entitled to receive dividends out of any of our funds legally available when, as and if declared by our board of directors. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in the assets remaining after payment of liabilities and the liquidation preferences of any then outstanding preferred stock. Holders of our common stock have no preemptive, conversion, subscription or other rights, and the terms of our common stock contain no redemption or sinking fund provisions. The rights, preferences, and privileges of the holders of our common stock are subject to and may be adversely affected by the rights of holders of shares of any series of preferred stock that we may designate in the future.
Preferred Stock
As of June 6, 2021, there were no shares of preferred stock outstanding.
Pursuant to our Certificate of Incorporation, our board of directors has the authority, without further action by our stockholders, to issue up to 1,000,000 shares of preferred stock in one or more series and to fix the number, rights, preferences, privileges, qualifications and restrictions granted to or imposed upon the preferred stock, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preference and sinking fund terms, any or all of which may be greater than the rights of the common stock.
The issuance of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring, or preventing a change of control or other corporate action, or make the removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the common stock.
Except as otherwise provided by Delaware Law or by any resolution adopted by our board of directors fixing the rights, preferences and privileges, the qualifications or restrictions of the preferred stock, the entire voting power of the shares of our capital stock for the election of directors and for all other purposes, as well as all other rights pertaining to shares of our capital stock vest exclusively in the common stock.
Registration Rights
In connection with the Merger, we paid former Punchh stockholders (including holders of vested options and warrants) in the aggregate approximately $390.0 million in cash and 1,594,202 shares of our common stock. At issuance, the shares of common stock comprising the Share Consideration were not registered under the Securities Act, or other applicable securities laws; however, pursuant to the Merger Agreement, we have agreed to register the shares for resale under the Securities Act and other applicable securities laws.

Anti-Takeover Effects of Delaware Law, Our Certificate of Incorporation, as Amended and Our Bylaws, as Amended
Certain provisions of Delaware law and our Certificate of Incorporation and Bylaws could make the acquisition of the Company more difficult. These provisions of the General Corporation Law of the State of Delaware (the “DGCL”) could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and are designed to encourage persons seeking to acquire control of us to negotiate with our board of directors.
Stockholder meetings. Under our Certificate of Incorporation, only the board of directors, or the chairman of the board of directors or the president pursuant to a resolution approved by a majority of the then authorized number of directors of the Company may call special meetings of stockholders.
Requirements for advance notification of stockholder nominations and proposals. Our Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors.
Action by written consent. Pursuant to our Certificate of Incorporation, any action required or permitted to be taken by the stockholders of the Company must be effected at an annual or special meeting of stockholders of the Company, and no action required to be taken or that may be taken at any annual or special meeting of stockholders of the Company may be taken without a meeting except by the unanimous written consent of all stockholders entitled to vote on such action.
Election and removal of directors. Nominations for the election of directors may be made by the board of directors or a committee appointed by the board of directors, or by any stockholder entitled to vote generally in the election of directors who complies with the procedures set forth in our Bylaws. All directors (other than those who may be elected by the holders of any then outstanding preferred stock, voting as a separate class) shall be elected for a one-year term expiring at the next annual meeting of stockholders. Each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation, or removal. The board of directors has the exclusive right to increase or decrease the size of the board, provided such number will not be less than a minimum of three and more than a maximum of fifteen. Vacancies and newly created directorships resulting from any increase in the authorized number of directors, and any vacancies on the board of directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum of the board of directors, or by a sole remaining director, and the directors so chosen shall hold office, subject to the limitations set forth in the Bylaws, until the next annual meeting and until their respective successors are elected and qualified. Subject to the rights of the holders of any then outstanding preferred stock any director may be removed from office, with or without cause, by the affirmative vote of the holders of a majority of the voting power of all shares of the Company entitled to vote generally in the election of directors, voting together as a single class. This system of electing directors may discourage a third-party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes replacing a majority of directors more difficult for stockholders.
Undesignated preferred stock. The authorization of undesignated preferred stock makes it possible for the board of directors, without stockholder approval, to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to obtain control of us. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of the Company.
Amendment of provisions in the Certificate of Incorporation. The affirmative vote of the holders of at least 66 2∕3% of all of the shares of the Company entitled to vote generally in the election of directors, voting together as a single class, is required to amend the provisions of our Certificate of Incorporation relating to calling special meetings of stockholders, stockholder actions by written consent, the number and election of directors, and director liability.
Amendment of provisions in the Bylaws. The affirmative vote of 66 2∕3 % of the stockholders entitled to vote generally for the election of directors, voting together as a single class, is required to amend the provisions of our Bylaws relating to calling special meetings of stockholders, the advance notice procedures, the number, nomination, election, term, and removal of directors.

Our Bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for:
•	any derivative action or proceeding brought on our behalf;
•	any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees, or agents to us or our stockholders;
•	any action asserting a claim against us arising pursuant to any provision of the DGCL or our Certificate of Incorporation or Bylaws; or
•	any action asserting a claim governed by the internal affairs doctrine.
Transfer Agent and Registrar
Computershare Trust Company, N.A. is the transfer agent and registrar for our common stock.
Listing
Our common stock is listed on the New York Stock Exchange under the symbol “PAR.”

PLAN OF DISTRIBUTION
Resales by Selling Stockholders
We are registering the shares of common stock on behalf of the selling stockholders pursuant to the terms of the Merger Agreement we entered into in connection with our acquisition of Prism, which agreement is incorporated herein by reference.
Any or all of the selling stockholders may offer the shares of common stock from time to time, either in increments or in a single transaction. The selling stockholders may also decide not to sell all the shares of common stock they are allowed to sell under this prospectus. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.
The term “selling stockholders” also includes persons who obtain common stock from the selling stockholders as a gift, on foreclosure of a pledge, in a distribution or dividend of assets by an entity to its equity holders or partners, as an assignee, transferee or other successor-in-interest, or in another private transaction.
Types of Sale Transactions
The selling stockholders may sell the shares of common stock offered by this prospectus at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices that may be changed. Sales of shares of our common stock by the selling stockholders may occur from time to time in one or more of the following types of transactions (which may involve crosses or block transactions):
•	through the New York Stock Exchange or any other securities exchange that quotes the common stock;
•	in the over-the-counter market;
•	in transactions other than on those exchanges or in the over-the-counter market (including negotiated transactions and other private transactions);
•	in short sales (sales of shares completed by delivery of borrowed stock) of the common stock, in transactions to cover short sales or otherwise in connection with short sales;
•	by pledge to secure debts and other obligations or on foreclosure of a pledge;
•	through put or call options, including the writing of exchange-traded call options, or other hedging transactions related to the common stock;
•	in a combination of any of the above transactions; or
•	any other method permitted pursuant to applicable law.
Selling stockholders may enter into hedging transactions from time to time in which a selling stockholder may:
•
enter into transactions with a broker-dealer or any other person in connection with which such broker-dealer or other person will engage in short sales of common stock, in which case such broker-dealer or other person may use shares of common stock received from the selling stockholder to close out its short positions;

•	sell common stock short itself and redeliver shares offered by this prospectus to close out its short positions or to close out stock loans incurred in connection with its short positions;
•
enter into option or other types of transactions that require the selling stockholder to deliver common stock to a broker-dealer or any other person, who will then resell or transfer the common stock under this prospectus; or

•
loan or pledge the common stock to a broker-dealer or any other person, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares under this prospectus.

Selling stockholders may use broker-dealers or other persons to sell their shares in transactions that may include one or more of the following:
•	a block trade in which a broker-dealer or other person may resell a portion of the block, as principal or agent, in order to facilitate the transaction;
•	purchases by a broker-dealer or other person, as principal, and resale by the broker-dealer or other person for its account; or
•	ordinary brokerage transactions and transactions in which a broker solicits purchasers.
Resales by selling stockholders may be made directly to investors or through securities firms acting as underwriters, brokers or dealers. When resales are to be made through a securities firm, the securities firm may be engaged to act as the selling stockholder’s agent in the resale of the shares of common stock by the selling stockholder, or the securities firm may purchase shares of our common stock from the selling stockholder as principal and thereafter resell those shares from time to time. The fees earned by or paid to the securities firm may be the normal stock exchange commission or negotiated commissions or underwriting discounts to the extent permissible. The securities firm may resell the securities through other securities dealers, and commissions or concessions to those other dealers may be allowed.
The selling stockholders and any agent, broker or dealer that participates in sales of common stock offered by this prospectus may be deemed “underwriters” under the Securities Act, and any commissions or other consideration received by any agent, broker or dealer may be considered underwriting discounts or commissions under the Securities Act.
Instead of selling shares of common stock under this prospectus, the selling stockholders may sell shares of common stock in compliance with the provisions of Rule 144 under the Securities Act, if available.
Regulation M
We have informed the selling stockholders that the anti-manipulation provisions of Regulation M under the Exchange Act may apply to their sales of common stock.
Indemnification
We have agreed to indemnify selling stockholders against certain liabilities arising under the Securities Act from sales of common stock. The selling stockholders may agree to indemnify any agent, broker or dealer that participates in sales of common stock against liabilities arising under the Securities Act from sales of common stock.
Effectiveness of Registration Statement
Under the Merger Agreement, we will use our commercially reasonable efforts to keep the registration statement of which this prospectus is a part effective until the earlier of (1) the selling stockholders cease to hold registrable securities, (2) the date as of which all of the registrable securities have been sold pursuant to the registration statement of which this prospectus is a part or another registration statement filed under the Securities Act and (3) the date as of which all holders of registrable securities may sell their registrable securities without any limitation as to volume or manner of sale restrictions pursuant Rule 144 of the Securities Act.
Expenses of this Offering
We have agreed to pay certain expenses incurred in connection with the registration and sale of the shares of common stock covered by this prospectus, including, among other things, all registration and filing fees (including SEC, New York Stock Exchange and blue sky registration and filing fees), printing expenses, the fees and disbursements of our outside counsel and independent accountants, and the reasonable fees and disbursements of one counsel for the selling stockholders, but excluding underwriting discounts and commissions and the costs of any additional counsel of the selling stockholders.

VALIDITY OF THE SECURITIES
The validity of the securities offered by this prospectus will be passed upon for us by Gibson, Dunn & Crutcher LLP, New York, New York.
EXPERTS
The consolidated financial statements incorporated in this Prospectus by reference from PAR Technology Corporation’s Annual Report on Form 10-K for the year ended December 31, 2020, and the effectiveness of PAR Technology Corporation’s internal control over financial reporting as of December 31, 2020 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated by reference herein (which reports (1) expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph regarding the adoption of a new accounting standard and (2) expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of material weaknesses). Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon the authority as experts in accounting and auditing.
The consolidated financial statements of PAR Technology Corporation as of December 31, 2019 and for each of the two years in the period ended December 31, 2019, incorporated by reference in this Prospectus and in the Registration Statement have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

PAR Technology Corporation
1,473,962 Shares
Common Stock
PROSPECTUS
   , 2021

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.
The following table sets forth all expenses, other than underwriting discounts and commission, paid or payable by the registrant in connection with this offering. The selling stockholders will pay any underwriting discounts and commissions and other fees and expenses incurred by the selling stockholders for brokerage, accounting, tax, legal services or any other expenses incurred by the selling stockholders in disposing of these shares, unless otherwise agreed to by the registrant. The registrant will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus. All amounts shown are estimates except for the SEC registration fee.
Amount To Be Paid
SEC registration fee	$1,082.18
Legal fees and expenses	$15,000
Accounting fees and expenses	$15,000
Miscellaneous expenses	$2,000
Total	$33,082.18
Item 15. Indemnification of Directors and Officers.
The following summary is qualified in its entirety by reference to the complete Delaware General Corporation Law (“DGCL”) and our certificate of incorporation, as amended (the “Certificate of Incorporation”) and our bylaws, as amended (the “Bylaws”).
Section 145 of the DGCL provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (except actions by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.
Section 102(b)(7) of the DGCL provides, generally, that our certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that such provision may not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision may eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective.
The Bylaws provide that the registrant shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to become a director or officer of the registrant, or is or was serving or has agreed to serve at the request of the registrant as a director or officer, of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, and may indemnify any person who was or is a party or is threatened to be made a party to such an action, suit or proceeding by reason of the fact that such person is or was or has agreed to become an employee or agent of the registrant, or is or was serving or has agreed to serve at the request of the registrant as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person or on such person’s behalf in connection with such action, suit or proceeding and any appeal therefrom, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant, and, with respect to any criminal action or proceeding had no reasonable cause to believe such person’s conduct was unlawful; except that in the case of an action or suit by or in the right of the registrant to procure a judgment in its favor (1) such indemnification shall be limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person in the defense or settlement of such action or suit, and (2) no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the registrant unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.
The Bylaws also provide that expenses (including attorneys’ fees) incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the registrant in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the registrant as authorized in the Bylaws. Such expenses (including attorneys’ fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate. The board of directors may authorize the registrant’s counsel to represent such director, officer, employee or agent in any action, suit or proceeding, whether or not the registrant is a party to such action, suit or proceeding.
The Bylaws provide that the foregoing indemnification provisions shall be deemed to be a contract between the registrant and each director, officer, employee and agent who serves in any such capacity at any time while these provisions as well as the relevant provisions of the DGCL are in effect and any repeal or modification thereof shall not affect any right or obligation then existing with respect to any state of facts then or previously existing or any action, suit or proceeding previously or thereafter brought or threatened based in whole or in part upon any such state of facts. The Bylaws provide that such contract right may not be modified retroactively without the consent of such director, officer, employee or agent.
The Bylaws provide that the foregoing indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in the indemnified person’s official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
The Bylaws provide that the registrant shall purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director or officer of the registrant, or is or was serving at the request of the registrant as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him or on his behalf in any such capacity, or arising out of his status as such, whether or not the registrant would have the power to indemnify such persons against such liability under the provisions of the Bylaws, provided that such insurance is available on acceptable terms, which determination shall be made by a vote of a majority of the entire board of directors.
The Certificate of Incorporation relieves the registrant’s directors from monetary damages to registrant or its stockholders for breach of such director’s fiduciary duty, except (i) for any breach of the duty of loyalty, (ii) for failure acts or omissions not in good faith, (iii) for intentional misconduct or knowing violation of law, (iv) for willful or negligent violations of certain provisions in the DGCL imposing certain requirements with respect to stock repurchases, redemptions and dividends or (v) for any transactions from which the director derived an improper personal benefit.

Item 16. Exhibits.
EXHIBIT INDEX
Description of Exhibit Incorporated Herein by Reference
Exhibit Number	Exhibit Description	Form	File No.	Filling Date	Exhibit Number	Filed Herewith
2.1	Agreement and Plan of Merger, dated April 8, 2021, by and among PAR Technology Corporation, ParTech, Inc., Sliver Merger Sub Inc., Punchh Inc. and Fortis Advisors LLC	8-K	001-09720	April 8, 2021	2.1
4.1	Specimen Stock Certificate	S-2	333-04077	May 20, 1996	4
5.1	Opinion of Gibson, Dunn & Crutcher LLP					X
23.1	Consent of Deloitte & Touche LLP					X
23.2	Consent of BDO USA, LLP					X
23.3	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1)					X
24.1	Power of Attorney (included on the signature page hereto)					X
Item 17. Undertakings.
The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;
(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(l)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

(5)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser;
(6)
That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(7)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Hartford, New York, on June 9, 2021.
PAR TECHNOLOGY CORPORATION

By:	/s/ Savneet Singh
Name:	Savneet Singh
Title:	Chief Executive Officer & President (Principal Executive Officer)
POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Savneet Singh, Bryan A. Menar and Cathy King, and each of them, his or her true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and any registration statement relating to the offering covered by this registration statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date

/s/ Savneet Singh	Chief Executive Officer & President and Director	June 9, 2021
Savneet Singh	(Principal Executive Officer)

/s/ Bryan A. Menar	Chief Financial and Accounting Officer	June 9, 2021
Bryan A. Menar	(Principal Financial and Accounting Officer)

/s/ Keith E. Pascal	Director	June 9, 2021
Keith E. Pascal

/s/ Cynthia A. Russo	Director	June 9, 2021
Cynthia A. Russo

/s/ Douglas G. Rauch	Director	June 9, 2021
Douglas G. Rauch

/s/ James C. Stoffel	Director	June 9, 2021
James C. Stoffel

/s/ Narinder Singh	Director	June 9, 2021
Narinder Singh